Exhibit 99.1

Rockwell Diamonds Inc.

c/o Lang Michener LLP

Suite 1500

1055 West Georgia Street

Vancouver, British Colombia

V6E 4N7

Canada

Re:       Requisition of Special Meeting

Dear Sirs,

Pursuant to section 167 of the British Columbia Business Corporations Act (S.B.C. 2002, c.57) (the “Act”), the undersigned, being, at the date on which this requisition is received by Rockwell Diamonds Inc. (the “Company”), the holder of at least 1/20 of the issued shares of the Company that carry the right to vote at general meetings, hereby requires the directors of the Company to call a special meeting (the “Meeting”) of the shareholders of the Company to transact the following business:

1.	to pass the following special resolution to remove each of the directors of the Company pursuant to section 128(3)(a) of the Act and section 14.10 of the Articles of the Company, namely:

“Resolved, as a special resolution of the Company, that each of the directors of the Company be and is hereby removed as a director of the Company”;

2.	to elect directors of the Company pursuant to section 131(a)(i) of the Act and section 14.10 of the Articles of the Company; and

3.	to amend and then terminate the Company’s Shareholder Rights Plan Agreement.

The undersigned requests that the Meeting be held in Vancouver, British Columbia.

Dated at St. Helier, Jersey, on the 23rd day of March, 2009.

/s/ [ILLEGIBLE]
Pala Investments Holdings Limited,
by a Director

Pala Investments Holdings Limited  |  12 Castle Street  |  St Helier  |  Jersey JE2 3RT

Tel +44 1534 639815  |  Fax +44 1534 639870  |  info@pala.com  |  www.pala.com